NEWS RELEASE
                                                                    EXHIBIT 99.2
For further information contact:

Kerry J. Chauvin                                        Joseph "Duke" Gallagher
Chief Executive Officer                                 Chief Financial Officer
(985) 872-2100                                                   (985) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
WEDNESDAY, JULY 24, 2002

                          GULF ISLAND FABRICATION, INC.
                         REPORTS SECOND QUARTER EARNINGS

         Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $1.7 million ($.15 diluted EPS) on revenue of $33.1 million for its second quarter ended June 30, 2002, compared to net income of $2.9 million ($.25 diluted EPS) on revenue of $34.3 million for the second quarter ended June 30, 2001. Net income for the first six months of 2002 was $3.1 million ($.27 diluted EPS), before a cumulative effect of change in accounting principle, on revenue of $60.3 million, compared to net income of $3.9 million ($.33 diluted
EPS) on revenue of $61.8 million for the first six months of 2001.

         Effective January 1, 2002 the Company adopted Statement of Financial Accounting Standards Board No. 142, ("SFAS No. 142"), "Goodwill and Other Intangibles Assets", which resulted in a $4.8 million non-cash charge for the impairment of goodwill, which was recorded as a cumulative effect of change in accounting principle. The recording of this non-cash charge for the impairment of goodwill resulted in a net loss of $1.7 million ($.14 diluted EPS) for the six months ended June 30, 2002.

         At June 30, 2002, the company had a revenue backlog of $84.0 million and a labor backlog of approximately 1.3 million man-hours remaining to work.

                       SELECTED BALANCE SHEET INFORMATION
                                 (in thousands)

                                                    June 30,       December 31,
                                                      2002              2001
                                                 -------------     -------------
Cash and short-term investments                  $      30,081     $      35,032
Total current assets                                    65,550            55,461
Property, plant and equipment, at cost,net              46,177            41,666
Total assets                                           112,375           102,538
Total current liabilities                               19,705             8,860
Debt                                                         0                 0
Shareholders' equity (*)                                87,666            88,905
Total liabilities and shareholders' equity             112,375           102,538

         Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.

         (*) Reference to Footnote 1 shown on page 2 (Consolidated Statements of Income).

                                                                    Exhibit 99.2
                          GULF ISLAND FABRICATION, INC.
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      (in thousands, except per share data)

                                                                Three Months Ended                     Six Months Ended
                                                                      June 30,                              June 30,
                                                          --------------------------------      --------------------------------
                                                              2002               2001               2002               2001
                                                          -------------      -------------      -------------      -------------
Revenue                                                   $      33,053      $      34,267      $      60,299      $      61,825
Cost of revenue                                                  29,573             28,630             54,021             53,905
                                                          -------------      -------------      -------------      -------------
Gross profit                                                      3,480              5,637              6,278              7,920
General and administrative expenses                               1,018              1,202              1,926              2,343
                                                          -------------      -------------      -------------      -------------
Operating income                                                  2,462              4,435              4,352              5,577

Other income (expense):
     Interest expense                                                (9)                (9)               (18)               (18)
     Interest income                                                168                265                328                579
     Other                                                           --               (102)                57               (109)
                                                          -------------      -------------      -------------      -------------
                                                                    159                154                367                452
                                                          -------------      -------------      -------------      -------------

Income before income taxes                                        2,621              4,589              4,719              6,029

Income taxes                                                        892              1,649              1,605              2,171
                                                          -------------      -------------      -------------      -------------

Net income before cumulative effect of                            1,729              2,940              3,114              3,858
  change in accounting principle

Cumulative effect of change in accounting
  principle (1)                                                      --                 --             (4,765)                --
                                                          -------------      -------------      -------------      -------------

Net income (loss)                                         $       1,729      $       2,940      $      (1,651)     $       3,858
                                                          =============      =============      =============      =============

Per share data:
     Basic earnings (loss) per share:
      Net income before cumulative effect of              $        0.15      $        0.25      $        0.27      $        0.33
       change in accounting principle
      Cumulative effect of change in accounting
        principle (1)                                                --                 --              (0.41)                --
                                                          -------------      -------------      -------------      -------------
           Basic earnings (loss) per share                $        0.15      $        0.25      $       (0.14)     $        0.33
                                                          =============      =============      =============      =============

     Diluted income (loss) per share: (2)
       Net income before cumulative effect of             $        0.15      $        0.25      $        0.26      $        0.33
         change in accounting principle
       Cumulative effect of change in accounting
         principle (1)                                               --                 --              (0.40)                --
                                                          -------------      -------------      -------------      -------------
           Diluted earnings (loss) per share              $        0.15      $        0.25      $       (0.14)     $        0.33
                                                          =============      =============      =============      =============

         Weighted-average shares                                 11,728             11,705             11,718             11,701
         Effect of dilutive securities: employee
           stock options                                            126                 97                 96                123
                                                          -------------      -------------      -------------      -------------
         Adjusted weighted-average shares (2)                    11,854             11,802             11,814             11,824
                                                          =============      =============      =============      =============

Depreciation and amortization included in
  expense above (3)                                       $       1,147      $       1,220      $       2,289      $       2,405
                                                          =============      =============      =============      =============


(1) The Company recorded a $4.8 million non-cash charge for the impairment of goodwill resulting from the adoption of Statement of Financial Accounting Standards Board No.142, "Goodwill and Other Intangible Assets".

(2) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.

(3) Amortization of $123,000 and $217,000 included in the three months and six months ended June 30, 2001, respectively.